Exhibit (g)(2)

MASTER CUSTODIAN AGREEMENT

This Master Custodian Agreement (the “Agreement”) is made effective as of the 20th day of November, 2007 by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the Commonwealth of Massachusetts (the “Custodian”) and each open-end registered management investment company identified on Appendix A attached hereto, as such appendix may be amended from time to time, that has executed this Agreement or a counterpart thereof (each such management investment company and each management investment company made subject to this Agreement in accordance with Section 18.5 below shall hereinafter be referred to as the “Fund”).

Although the parties have executed this Agreement in the form of a Master Custodian Agreement for administrative convenience, as provided in Section 18.7.1, this Agreement shall create a separate Custodian Agreement for each Fund, as though Custodian had executed a separate form of Custodian Agreement with each Fund. No rights, responsibilities or liabilities of any Fund shall be attributed to any other Fund.

RECITALS:

WHEREAS, the Fund is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”);

WHEREAS, the Fund issues shares in separate series or accounts, with each such series or account representing interests in a separate portfolio of securities and other assets, as identified on Appendix A hereto with respect to the Fund (each separate series or account of the Fund shall hereinafter be referred to a “Portfolio” and collectively as the “Portfolios”);

WHEREAS, the Fund desires to appoint Custodian, on behalf of each of its Portfolios, to serve as custodian on behalf of the Portfolio in accordance with the provisions of the 1940 Act, under the terms and conditions set forth herein; and

WHEREAS, Custodian is willing to accept such appointment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

SECTION 1. APPOINTMENT AND EMPLOYMENT OF CUSTODIAN AND PROPERTY TO BE HELD BY IT

The Fund hereby appoints and employs the Custodian to serve as a custodian of assets of its Portfolios, including securities which the Fund, on behalf of the applicable Portfolio, desires to be held in places within the United States (“domestic securities”) and securities it desires to be held outside the United States (“foreign securities”). The Fund, on behalf of its Portfolio(s), agrees to deliver to the Custodian all securities and cash of the Portfolios owned by the Fund, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Portfolios from time to time, and the cash consideration received by it for such new or treasury shares of beneficial interest of the Fund representing interests in the Portfolios (“Shares”) as may be issued or sold from time to time. The Custodian shall not be responsible for any property of a Portfolio which is not received by it or which is delivered out in accordance with Proper Instructions (as such term is defined in Section 7 hereof) including, without limitation, Portfolio property (i) held by brokers, private bankers or other entities on behalf of the Portfolio (each a “Local Agent”), (ii) held by Special Sub-Custodians (as such term is defined in Section 5A hereof), (iii) held by entities which have advanced monies to or on behalf of the Portfolio and which have received Portfolio property as security for such advance(s) (each a “Pledgee”), or (iv) delivered or otherwise removed from the custody of the Custodian (a) in connection with any Free Trade (as such term is defined in Sections 2.2(14) and 2.6(7) hereof) or (b) pursuant to Special Instructions (as such term is defined in Section 7 hereof). With respect to uncertificated shares (the “Underlying Shares”) of investment companies that are registered under the 1940 Act (hereinafter sometimes referred to as the “Underlying Portfolios”), the holding of confirmation statements that identify the shares as being recorded in the Custodian’s name on behalf of the Portfolios will be deemed custody for purposes hereof.

Upon receipt of Proper Instructions (as such term is defined in Section 7 hereof), the Custodian shall on behalf of the applicable Portfolio(s) from time to time employ one or more sub-custodians located in the United States, but only as duly authorized by the Board of Trustees of the Fund (the “Board”) on behalf of the applicable Portfolio(s), and provided that the Custodian shall have no more or less responsibility or liability to any Fund on account of any actions or omissions of any sub-custodian so employed than any such sub-custodian has to the Custodian. The Custodian may place and maintain the Fund’s foreign securities with foreign banking institution sub-custodians employed by the Custodian and/or foreign securities depositories, all as designated in Schedule A and Schedule B attached hereto, but only in accordance with the applicable provisions of Sections 3 and 4 hereof.

SECTION 2. DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE PORTFOLIOS TO BE HELD IN THE UNITED STATES

SECTION 2.1 HOLDING SECURITIES. The Custodian shall hold and physically segregate for the account of each Portfolio all non-cash property, to be held by it in the United States, including all domestic securities owned by such Portfolio other than (a) securities which are maintained pursuant to Section 2.9 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury (each, a “U.S. Securities System”) and (b) Underlying Shares owned by the Fund which are maintained pursuant to Section 2.11 hereof in an account with the transfer agent for the Underlying Portfolios and with respect to which the Custodian is provided with Proper Instructions (the “Underlying Transfer Agent”).

SECTION 2.2 DELIVERY OF SECURITIES. The Custodian shall release and deliver domestic securities owned by a Portfolio held by the Custodian, in a U.S. Securities System account of the Custodian or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

1)	Upon sale of such securities for the account of the Portfolio in accordance with customary or established market practices and procedures, including, without limitation, delivery to the purchaser thereof or to a dealer therefor (or an agent of such purchaser or dealer) against expectation of receiving later payment;

2)	Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Portfolio;

3)	In the case of a sale effected through a U.S. Securities System, in accordance with the provisions of Section 2.9 hereof;

4)	To the depository agent in connection with tender or other similar offers for securities of the Portfolio;

5)	To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

6)	To the issuer thereof, or its agent, for transfer into the name of the Portfolio or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.8 or into the name or nominee name of any sub-custodian appointed pursuant to Section 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;

7)	Upon the sale of such securities for the account of the Portfolio, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities, except as may arise from the Custodian’s own negligence, bad faith, or willful misconduct;

8)	For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

9)	In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

10)

For delivery in connection with any loans of securities made by the Fund on behalf of a Portfolio, but only against receipt of collateral as agreed upon from time to time by the Fund on behalf of the Portfolio, except that in connection with any loans for which collateral is to be credited to the Custodian’s account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible under this Agreement for the delivery of securities owned by the Portfolio prior to the receipt of such collateral, except as may arise from the Custodian’s own negligence, bad faith, or willful misconduct;

11)	For delivery in connection with any loans of securities made by the Fund on behalf of a Portfolio to a third party lending agent, or the lending agent’s custodian, in accordance with written Proper Instructions (which may not provide for the receipt by the Custodian of collateral therefor) agreed upon from time to time by the Custodian and the Fund on behalf of the Portfolio;

12)	For delivery as security in connection with any borrowing by the Fund on behalf of a Portfolio requiring a pledge of assets by the Fund on behalf of such Portfolio, but only against receipt of amounts borrowed;

13)	For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and a member of The National Association of Securities Dealers, Inc. (the “NASD”), relating to compliance with the rules of The Options Clearing Corporation, Fixed Income Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund on behalf of the Portfolio;

14)	For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian, and a futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission (the “CFTC”) and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund on behalf of the Portfolio;

15)	Upon the sale or other delivery of such investments (including, without limitation, to one or more (a) Special Sub-Custodians or (b) additional custodians appointed by the Fund on behalf of the Portfolio, and communicated to the Custodian from time to time via a writing duly executed by an authorized officer of the Fund, for the purpose of engaging in repurchase agreement transactions(s), each a “Repo Custodian”), and prior to receipt of payment therefor, as set forth in written Proper Instructions (such delivery in advance of payment, along with payment in advance of delivery made in accordance with Section 2.6(7), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall set forth (a) the securities of the Portfolio to be delivered and (b) the entity or entities to whom delivery of such securities shall be made;

16)

If the Fund permits redemptions “in kind”, upon receipt of instructions from the Fund’s transfer agent (the “Transfer Agent”) for delivery to such Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from time to time in the currently effective prospectus(es)

and statement(s) of additional information of the Fund related to the Portfolio (the “Prospectus”), in satisfaction of requests by holders of Shares for repurchase or redemption;

17)	In the case of a sale processed through the Underlying Transfer Agent of Underlying Shares, in accordance with Section 2.11 hereof;

18)	For delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Fund on behalf of the Portfolio; and

19)	For any other purpose, but only upon receipt of Proper Instructions from the Fund on behalf of the applicable Portfolio specifying (a) the securities of the Portfolio to be delivered and (b) the person or persons to whom delivery of such securities shall be made.

SECTION 2.3 REGISTRATION OF SECURITIES. Domestic securities held by the Custodian (other than bearer securities) shall be registered in the name of the Portfolio or in the name of any nominee of the Fund on behalf of the Portfolio or of any nominee of the Custodian which nominee shall be assigned exclusively to the Portfolio, unless the Fund has authorized in writing the appointment of a nominee to be used in common with other registered management investment companies having the same investment adviser as the Portfolio, or in the name or nominee name of any agent appointed pursuant to Section 2.8 or in the name or nominee name of any sub-custodian appointed pursuant to Section 1. All securities accepted by the Custodian on behalf of the Portfolio under the terms of this Agreement shall be in “street name” or other good delivery form. If, however, the Fund directs the Custodian to maintain securities in “street name”, the Custodian shall utilize its best efforts only to timely collect income due the Fund on such securities and to notify the Fund on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

SECTION 2.4 BANK ACCOUNTS. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of each Portfolio of the Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Portfolio, other than cash maintained by the Portfolio in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act. Monies held by the Custodian for a Portfolio may be deposited by it to its credit as Custodian in the banking department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the monies to be deposited with each such bank or trust company shall on behalf of each applicable Portfolio be duly approved by the Board on behalf of each applicable Portfolio. Such monies shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

SECTION 2.5 COLLECTION OF INCOME. Except with respect to Portfolio property released and delivered pursuant to Section 2.2(15) or purchased pursuant to Section 2.6(7), and subject to the provisions of Section 2.3, the Custodian shall collect on a timely basis all income and other payments with respect to registered domestic securities held hereunder to which each Portfolio shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent. Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. The Custodian shall credit income to the Portfolio as such income is received or in accordance with Custodian’s then current payable date income schedule. Any credit to the Portfolio in advance of receipt may be reversed when the Custodian reasonably determines that payment will not occur in due course and the Portfolio may be charged at the Custodian’s applicable rate for time credited. Income due to each Portfolio on securities loaned pursuant to the provisions of Section 2.2 (10) and (11) shall be the responsibility of the Fund. The Custodian will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Custodian of the income to which the Portfolio is properly entitled.

SECTION 2.6 PAYMENT OF FUND MONIES. The Custodian shall pay out monies of a Portfolio as provided in Section 5 and otherwise upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of a Portfolio in the following cases only:

1)	Upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Portfolio but only (a) in accordance with customary or established market practices and procedures, including, without limitation, delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Portfolio or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a U.S. Securities System, in accordance with the conditions set forth in Section 2.9 hereof; (c) in the case of a purchase of Underlying Shares, in accordance with the conditions set forth in Section 2.11 hereof; (d) in the case of repurchase agreements entered into between the Fund on behalf of a Portfolio and the Custodian, or another bank, or a broker-dealer which is a member of NASD, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Portfolio of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Portfolio; or (e) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund as defined herein;

2)	In connection with conversion, exchange or surrender of securities owned by the Portfolio as set forth in Section 2.2 hereof;

3)	For the redemption or repurchase of Shares issued as set forth in Section 6 hereof;

4)	For the payment of any expense or liability incurred by the Portfolio, including but not limited to the following payments for the account of the Portfolio: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5)	For the payment of any dividends on Shares declared pursuant to the Fund’s agreement or declaration of trust, by-laws and other governing documents, as applicable, and Prospectus (collectively, “Governing Documents”);

6)	For payment of the amount of dividends received in respect of securities sold short;

7)	Upon the purchase of domestic investments including, without limitation, repurchase agreement transactions involving delivery of Portfolio monies to Repo Custodian(s), and prior to receipt of such investments, as set forth in written Proper Instructions (such payment in advance of delivery, along with delivery in advance of payment made in accordance with Section 2.2(15), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall also set forth (a) the amount of such payment and (b) the person(s) to whom such payment is made;

8)	For payment as initial or variation margin in connection with futures or options on futures contracts entered into by the Fund on behalf of the Portfolio; and

9)	For any other purpose, but only upon receipt of Proper Instructions from the Fund on behalf of the Portfolio specifying (a) the amount of such payment and (b) the person or persons to whom such payment is to be made.

SECTION 2.7 Liability for Payment in Advance of Receipt of Securities Purchased. Except as specifically stated otherwise in this Agreement, in any and every case in which payment for purchase of domestic securities for the account of a Portfolio is made by the Custodian on behalf of the Portfolio in advance of receipt of the securities purchased, in the absence of specific written instructions from the Fund, on behalf of the Portfolio, to so pay in advance, the Custodian shall be absolutely liable to the Fund for such securities to the same extent as if the securities had been received by the Custodian.

SECTION 2.8 APPOINTMENT OF AGENTS. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as its agent to carry out such of the provisions of this Section 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder. The Underlying Transfer Agent shall not be deemed an agent or sub-custodian of the Custodian for purposes of this Section 2.8 or any other provision of this Agreement.

SECTION 2.9 DEPOSIT OF FUND ASSETS IN U.S. SECURITIES SYSTEM. The Custodian may deposit and/or maintain securities owned by a Portfolio in a U.S. Securities System in compliance with the conditions of Rule 17f-4 under the 1940 Act, as amended from time to time; provided, however, that the securities so maintained are represented in an account of the Custodian in the U.S. Securities System, which account shall not include any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers, and the records of the Custodian with respect to the securities of the Portfolio which are maintained in a U.S. Securities System shall identify by book entry those securities belonging to the Portfolio.

The Custodian shall provide the Fund with any report obtained by the Custodian on the U.S. Securities System’s accounting system, internal accounting control and procedures for safeguarding securities deposited in the U.S. Securities System.

At the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claim against the U.S. Securities System or any other person which the Custodian may have as a consequence of any loss or damage caused by the U.S. Securities System if and to the extent that the Portfolio has not been made whole for any such loss or damage.

SECTION 2.10 SEGREGATED ACCOUNT. The Custodian shall upon receipt of Proper Instructions on behalf of each applicable Portfolio, establish and maintain a segregated account or accounts for and on behalf of each such Portfolio, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.9 hereof, (a) in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the CFTC or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolio, (b) for purposes of segregating cash or government securities in connection with swap arrangements entered into by the Fund on behalf of a Portfolio, options purchased, sold or written by the Fund on behalf of a Portfolio or commodity futures contracts or options thereon purchased or sold by Fund on behalf of the Portfolio, (c) for the purposes of compliance by the Portfolio with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the SEC or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered management investment companies, and (d) for any other purpose in accordance with Proper Instructions from the Fund on behalf of the applicable Portfolio.

SECTION 2.11 DEPOSIT OF FUND ASSETS WITH THE UNDERLYING TRANSFER AGENT. Underlying Shares beneficially owned by the Fund, on behalf of a Portfolio, shall be deposited and/or maintained in an account or accounts maintained with an Underlying Transfer Agent and the Custodian’s only responsibilities with respect thereto shall be limited to the following:

1)	Underlying Shares owned by a Portfolio shall be maintained in an account or accounts on the books and records of the Underlying Transfer Agent in the name of the Custodian as custodian for the Portfolio.

2)	Upon receipt of a confirmation or statement from an Underlying Transfer Agent that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of a Portfolio, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of such Portfolio.

3)	In respect of the purchase of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall pay out monies of such Portfolio as so directed, and record such payment from the account of such Portfolio on the Custodian’s books and records.

4)	In respect of the sale or redemption of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of such Portfolio on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of such Portfolio on the Custodian’s books and records.

The Custodian shall not be liable to the Fund for any loss or damage to the Fund or any Portfolio resulting from the maintenance of Underlying Shares with an Underlying Transfer Agent except for losses resulting directly from the negligence, bad faith, or willful misconduct of the Custodian or any of its agents or of any of its or their employees.

SECTION 2.12 OWNERSHIP CERTIFICATES FOR TAX PURPOSES. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities of each Portfolio held by it and in connection with transfers of securities.

SECTION 2.13 PROXIES. Except with respect to Portfolio property released and delivered pursuant to Section 2.2(15), or purchased pursuant to Section 2.6(7), the Custodian shall, with respect to the domestic securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Portfolio or a nominee of the Portfolio, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Fund such proxies, all proxy soliciting materials and all notices relating to such securities.

SECTION 2.14 COMMUNICATIONS RELATING TO PORTFOLIO SECURITIES. Except with respect to Portfolio property released and delivered pursuant to Section 2.2(15), or purchased pursuant to Section 2.6(7) and subject to the provisions of Section 2.3, the Custodian shall transmit promptly to the applicable Fund for each Portfolio all written information (including, without limitation, pendency of calls and maturities of domestic securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Fund on behalf of the Portfolio and the maturity of futures contracts purchased or sold by the Fund on behalf of the Portfolio) received by the Custodian from issuers of the securities being held for the Portfolio. With respect to tender or exchange offers, the Custodian shall transmit promptly to the applicable Fund all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with domestic securities or other property of the Portfolios at any time held by it unless (i) the Custodian is in actual possession of such domestic securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least two business days prior to the date on which the Custodian is to take action to exercise such right or power. The Custodian shall also transmit promptly to the applicable Fund for each Portfolio all written information received by the Custodian regarding any class action or other litigation in connection with Portfolio securities or other assets issued in the United States and then held, or previously held, during the term of this Agreement by the Custodian for the account of the Fund for such Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms.

Additionally, upon receipt of Proper Instructions regarding information necessary for proper filing of shareholder proposals with respect to positions in domestic securities or property held by the Custodian at any time during the term of this Agreement, the Custodian shall transmit promptly to the applicable Fund for each Portfolio all information and documentation in Custodian’s possession requested by the Fund. The Fund shall limit such requests to only that information and documentation that is required of shareholders by the SEC for the proper filing of shareholder proposals. For avoidance of doubt, upon and after the effective date of any termination of this Agreement, with respect to the Fund or its Portfolio(s), as may be applicable, the Custodian shall have no responsibility to so transmit any information under this Section 2.14.

SECTION 2.15. FEDERAL FUNDS. Upon agreement between the Fund on behalf of a Portfolio and the Custodian, the Custodian shall, upon receipt of Proper Instructions from the Fund on behalf of the Portfolio, make federal funds available to the Portfolio as of specified times agreed upon from time to time by the Fund and the Custodian in the amount of checks received in payment for Shares of such Portfolio which are deposited into the Portfolio’s account.

SECTION 3. PROVISIONS RELATING TO RULES 17F-5 AND 17F-7

SECTION 3.1. DEFINITIONS. As used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

“Eligible Foreign Custodian” has the meaning set forth in section (a)(1) of Rule 17f-5, including a majority-owned direct or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5 or by other appropriate action of the SEC), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

“Eligible Securities Depository” has the meaning set forth in section (b)(1) of Rule 17f-7.

“Foreign Assets” means any of the Fund’s investments on behalf of the Portfolios (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Fund’s transactions in such investments on behalf of the Portfolios.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5.

“Rule 17f-5” means Rule 17f-5 promulgated under the 1940 Act.

“Rule 17f-7” means Rule 17f-7 promulgated under the 1940 Act.

SECTION 3.2. THE CUSTODIAN AS FOREIGN CUSTODY MANAGER.

3.2.1 DELEGATION TO THE CUSTODIAN AS FOREIGN CUSTODY MANAGER. The Fund, pursuant to resolution adopted by its Board, hereby delegates to the Custodian, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 3.2 with respect to Foreign Assets of the Portfolios held outside the United States, and the Custodian hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios.

3.2.2 COUNTRIES COVERED. The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries listed on Schedule A to this Agreement. Such list on Schedule A may be subsequently amended from time to time by the mutual consent and counterpart signature of the Fund and the Foreign Custody Manager without having to amend this Agreement; provided, however, that the consent of the Fund is effective only if the consent is signed by: (1) the Fund’s Treasurer or Principal Financial Officer and (2) either the Chief Investment Officer of the Fund’s investment adviser or an Executive Vice President (or higher level officer) of the Fund and the consent of the Custodian is effective only if the consent is signed by a senior or executive vice president responsible for services to the Funds. The Foreign Custody Manager shall promptly notify the Board of all additions of countries to Schedule A from time to time, including the identity of the Eligible Foreign Custodians and any applicable Eligible Securities Depositories therein.

The Foreign Custody Manager shall also list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the assets of the Portfolios in the listed countries, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager provided that the Fund promptly receives written notice of any amendments to such list. The Foreign Custody Manager will provide such amended versions of Schedule A in accordance with Section 3.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by the Fund, on behalf of the applicable Portfolio(s), of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by such Fund’s Board on behalf of such Portfolio(s) responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation. Execution of this Agreement by the Fund shall be deemed to be a Proper Instruction to open an account, or to place or maintain Foreign Assets, in each country listed on Schedule A. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board on behalf of such Portfolio to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the Foreign Custody Manager with respect to such Portfolio with respect to that country.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon prior written notice to the Fund. Ninety (90) days (or such longer period to which the parties agree in writing) after receipt of any such withdrawal notice by the Fund, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager to the Fund with respect to the country as to which the Custodian’s acceptance of delegation is withdrawn.

3.2.3 SCOPE OF DELEGATED RESPONSIBILITIES

(a) SELECTION OF ELIGIBLE FOREIGN CUSTODIANS. Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager in each country listed on Schedule A, as such schedule is amended from time to time. In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1).

(b) CONTRACTS WITH ELIGIBLE FOREIGN CUSTODIANS. The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the Foreign Custody Manager will satisfy the requirements of Rule 17f-5(c)(2).

(c) MONITORING. In each case in which the Foreign Custody Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) the performance of the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian. In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate, the Foreign Custody Manager shall notify the Board in accordance with Section 3.2.5 hereunder.

3.2.4 GUIDELINES FOR THE EXERCISE OF DELEGATED AUTHORITY. For purposes of this Section 3.2, the Board, or at the Board’s delegation, the Portfolio’s investment manager or investment adviser, shall be deemed to have considered and determined to accept, on behalf of the Portfolio, such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which the Custodian is serving as Foreign Custody Manager of the Portfolios.

3.2.5 REPORTING REQUIREMENTS. The Foreign Custody Manager shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred. The Foreign Custody Manager shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Portfolios described in this Section 3.2 promptly after the occurrence of the material change.

3.2.6 STANDARD OF CARE AS FOREIGN CUSTODY MANAGER OF A PORTFOLIO. In performing the responsibilities delegated to it hereunder, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of foreign assets of management investment companies registered under the 1940 Act would exercise.

3.2.7 REPRESENTATIONS WITH RESPECT TO RULE 17F-5. The Custodian, in its capacity as Foreign Custody Manager, represents and warrants to the Fund that it is a U.S. Bank as defined in section (a)(7) of Rule 17f-5 and covenants that it will remain as such during the term of this Agreement. The Fund represents to the Custodian that its Board has determined that it is reasonable for such Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement to the Custodian as the Foreign Custody Manager of the Portfolios.

3.2.8 EFFECTIVE DATE AND TERMINATION OF THE CUSTODIAN AS FOREIGN CUSTODY MANAGER. The Board’s delegation to the Custodian as Foreign Custody Manager of the Portfolios shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective thirty (30) days after receipt by the non-terminating party of such notice. The provisions of Section 3.2.2 hereof shall govern the delegation to and termination of the Custodian as Foreign Custody Manager of the Portfolios with respect to designated countries.

SECTION 3.3 ELIGIBLE SECURITIES DEPOSITORIES.

3.3.1 ANALYSIS AND MONITORING. The Custodian shall (a) provide the Fund (or its duly-authorized investment manager or investment adviser) on the date hereof (unless previously provided), with a written analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto in accordance with section (a)(1)(i)(A) of Rule 17f-7, and (b) monitor such risks on a continuing basis, and promptly notify the Fund (or its duly-authorized investment manager or investment adviser) of any material change in such risks, in accordance with section (a)(1)(i)(B) of Rule 17f-7. Such list on Schedule B may be subsequently amended from time to time in the sole discretion of the Custodian without having to amend this Agreement, provided that the Fund promptly receives written notice of any amendments to such list.

3.3.2 STANDARD OF CARE. The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section 3.3.1.

SECTION 4. DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE PORTFOLIOS TO BE HELD OUTSIDE THE UNITED STATES

SECTION 4.1 DEFINITIONS. As used throughout this Agreement, the capitalized terms set forth below shall have the indicated meanings:

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B hereto.

“Foreign Sub-Custodian” means a foreign banking institution serving as an Eligible Foreign Custodian in a country listed on Schedule A.

SECTION 4.2. HOLDING SECURITIES. The Custodian shall identify on its books as belonging to the Portfolios the foreign securities held by each Foreign Sub-Custodian or Foreign Securities System. The Custodian may hold foreign securities for all of its customers, including the Portfolios, with any Foreign Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers; provided, however, that (i) the records of the Custodian with respect to foreign securities of the Portfolios which are maintained in such account shall identify those securities as belonging to the Portfolios and (ii) to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.

SECTION 4.3. FOREIGN SECURITIES SYSTEMS. Foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements (i) implemented by the Custodian or a Foreign Sub-Custodian, as applicable, in such country and (ii) that satisfy the requirements of Rule 17f-7.

SECTION 4.4. TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT.

4.4.1. DELIVERY OF FOREIGN SECURITIES. The Custodian or a Foreign Sub-Custodian shall release and deliver foreign securities of the Portfolios held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

(i)	upon the sale of such foreign securities for the Portfolio in accordance with commercially reasonable market practice in the country where such foreign securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment; or (B) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

(ii)	in connection with any repurchase agreement related to foreign securities;

(iii)	to the depository agent in connection with tender or other similar offers for foreign securities of the Portfolios;

(iv)	to the issuer thereof or its agent when such foreign securities are called, redeemed, retired or otherwise become payable;

(v)	to the issuer thereof, or its agent, for transfer into the name of the Custodian (or the name of the respective Foreign Sub-Custodian or of any nominee of the Custodian or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(vi)	to brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case, the Foreign Sub-Custodian shall have no responsibility or liability for any loss arising from the delivery of such foreign securities prior to receiving payment for such foreign securities except as may arise from the Foreign Sub-Custodian’s own negligence or willful misconduct;

(vii)	for exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;

(viii)	in the case of warrants, rights or similar foreign securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

(ix)	for delivery as security in connection with any borrowing by the Fund on behalf of a Portfolio requiring a pledge of assets by the Fund on behalf of such Portfolio;

(x)	in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(xi)	upon the sale or other delivery of such foreign securities (including, without limitation, to one or more Special Sub-Custodians or Repo Custodians) as a Free Trade, provided that applicable Proper Instructions shall set forth (A) the foreign securities to be delivered and (B) the person or persons to whom delivery shall be made;

(xii)	for delivery in connection with any loans of foreign securities made by the Fund on behalf of a Portfolio, but only against receipt of adequate collateral as agreed upon from time to time by the Fund, on behalf of the Portfolio, and the Custodian;

(xiii)	for delivery in connection with any loans of foreign securities made by the Portfolio to a third party lending agent, or the lending agent’s custodian, in accordance with written Proper Instructions (which may not provide for the receipt by the Custodian of collateral therefor) agreed upon from time to time by the Custodian and the Fund on behalf of the Portfolio; and

(xiv)	for any other purpose, but only upon receipt of Proper Instructions specifying (A) the foreign securities to be delivered and (B) the person or persons to whom delivery of such securities shall be made.

4.4.2. PAYMENT OF PORTFOLIO MONIES. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of a Portfolio in the following cases only:

(i)	upon the purchase of foreign securities for the Portfolio, unless otherwise directed by Proper Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign securities; or (B) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

(ii)	in connection with the conversion, exchange or surrender of foreign securities of the Portfolio;

(iii)	for the payment of any expense or liability of the Portfolio, including but not limited to the following payments: interest, taxes, investment advisory fees, transfer agency fees, fees under this Agreement, legal fees, accounting fees, and other operating expenses;

(iv)	for the purchase or sale of foreign exchange or foreign exchange contracts for the Portfolio, including transactions executed with or through the Custodian or its Foreign Sub-Custodians;

(v)	in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(vi)	upon the purchase of foreign investments including, without limitation, repurchase agreement transactions involving delivery of Portfolio monies to Repo Custodian(s), as a Free Trade, provided that applicable Proper Instructions shall set forth (A) the amount of such payment and (B) the person or persons to whom payment shall be made;

(vii)	for payment of part or all of the dividends received in respect of securities sold short;

(viii)	in connection with the borrowing or lending of foreign securities; and

(ix)	For any other purpose, but only upon receipt of Proper Instructions specifying (A) the amount of such payment and (B) the person or persons to whom such payment is to be made.

4.4.3. MARKET CONDITIONS. Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.

The Custodian shall provide to the Board, or its designee, the information with respect to custody and settlement practices in countries in which the Custodian employs a Foreign Sub-Custodian described on Schedule C hereto at the time or times set forth on such Schedule. The Custodian may revise Schedule C from time to time, provided that no such revision shall result in the Board, or its designee, being provided with substantively less information than had been previously provided hereunder.

SECTION 4.5. REGISTRATION OF FOREIGN SECURITIES. The foreign securities maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered in the name of the applicable Portfolio or in the name of the Custodian or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing, and the applicable Fund on behalf of such Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities except to the extent that such liability results from the negligence, bad faith, or willful misconduct of the nominee. The Custodian or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of a Portfolio under the terms of this Agreement unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

SECTION 4.6 BANK ACCOUNTS. The Custodian shall identify on its books as belonging to the Fund on behalf of the applicable Portfolio cash (including cash denominated in foreign currencies) deposited with the Custodian. Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of a Portfolio with a Foreign Sub-Custodian. All accounts referred to in this Section shall be subject only to draft or order by the Custodian (or, if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Portfolio. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

SECTION 4.7. COLLECTION OF INCOME. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled. In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures. The Custodian shall credit income to the applicable Portfolio as such income is received or in accordance with Custodian’s then current payable date income schedule. Any credit to the Portfolio in advance of receipt may be reversed when the Custodian determines that payment will not occur in due course and the Portfolio may be charged at the Custodian’s applicable rate for time credited. Income on securities loaned other than from the Custodian’s securities lending program shall be credited as received.

SECTION 4.8 SHAREHOLDER RIGHTS. With respect to the foreign securities held pursuant to this Section 4, the Custodian shall use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of such Fund to exercise shareholder rights.

SECTION 4.9. COMMUNICATIONS RELATING TO FOREIGN SECURITIES. The Custodian shall promptly transmit to the Fund written information with respect to materials received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios (including, without limitation, pendency of calls, maturities of foreign securities and expirations of rights in connection therewith). Additionally, when requested by the Funds, the Custodian shall use commercially reasonable efforts to promptly provide the Funds with timely updates with respect to blocking and unblocking of foreign securities or other property of the Portfolios held by the Custodian via a Foreign Sub-Custodian for the account of the Funds. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund written information with respect to materials so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer.

Absent negligence, bad faith, or willful misconduct on the part of the Custodian, the Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Portfolios at any time held by it unless (i) the Custodian or the respective Foreign Sub-Custodian is in actual possession or control of such foreign securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least two business days prior to the date on which the Custodian is to take action to exercise such right or power, including, but not limited to, the date by which the Custodian must provide any necessary instructions or notices to the applicable Foreign Sub-Custodian. The Custodian shall also transmit promptly to the Fund all written information received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios regarding any class action or other litigation in connection with Portfolio foreign securities or other assets issued outside the United States and then held, or previously held, during the term of this Agreement by the Custodian via a Foreign Sub-Custodian for the account of the Fund for such Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms.

Additionally, upon receipt of Proper Instructions regarding information necessary for proper filing of shareholder proposals with respect to positions in foreign securities or property held, or previously held, during the term of this Agreement by the Custodian via a Foreign Sub-Custodian for the account of the Funds, the Custodian shall transmit promptly to the applicable Fund for each Portfolio all information and documentation in the Custodian’s possession requested by the Fund. The Fund shall limit such requests to only that information and documentation that is required of shareholders by applicable regulations for the proper filing of shareholder proposals within the applicable jurisdiction. For avoidance of doubt, upon and after the effective date of any termination of this Agreement, with respect to a Fund or its Portfolio(s), as may be applicable, the Custodian shall have no responsibility to so transmit any information under this Section 4.9.

SECTION 4.10. LIABILITY OF FOREIGN SUB-CUSTODIANS. Each agreement pursuant to which the Custodian employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify and hold harmless the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian’s performance of such obligations. At the Fund’s election, the Fund shall be subrogated on behalf of the Portfolios to the rights of the Custodian with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Portfolios have not been made whole for any such loss, damage, cost, expense, liability or claim. Notwithstanding the foregoing, any Foreign Sub-Custodian which is a branch or subsidiary of the Custodian will be held to the standard of care set forth in Section 15 for the Custodian.

SECTION 4.11 TAX LAW. The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Portfolios or the Custodian as custodian of the Portfolios by the tax law of the United States or of any state or political subdivision thereof. It shall be the responsibility of the Fund to notify the Custodian of the obligations imposed on such Fund with respect to the Portfolios or the Custodian as custodian of the Portfolios by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to assist the Fund with respect to any claim for exemption or refund under the tax law of countries for which such Fund has provided such information.

SECTION 4.12. ACCESS OF INDEPENDENT ACCOUNTANTS OF THE FUND. Upon request of the Fund, the Custodian will use commercially reasonable efforts to arrange for the independent accountants of the Fund to be afforded access to the books and records of any foreign banking institution employed as a Foreign Sub-Custodian insofar as such books and records related to the performance of such foreign banking institution under its contract with the Custodian.

SECTION 5. CONTRACTUAL SETTLEMENT SERVICES (PURCHASE / SALES)

SECTION 5.1 The Custodian shall, in accordance with the terms set out in this section, debit or credit the appropriate cash account of each Portfolio in connection with (i) the purchase of securities for such Portfolio, and (ii) proceeds of the sale of securities held on behalf of such Portfolio, on a contractual settlement basis.

SECTION 5.2 The services described above (the “Contractual Settlement Services”) shall be provided for such instruments and in such markets as the Custodian may advise from time to time. The Custodian may terminate or suspend any part of the provision of the Contractual Settlement Services under this Agreement at its sole discretion immediately upon notice to the Fund on behalf of each Portfolio, including, without limitation, in the event of: (i) nationalization, expropriation, currency restrictions, acts of war, revolution, riots or terrorism, interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, labor strikes, natural disasters, or similar events affecting settlement; (ii) any disorder in markets; or (iii) other changed external business circumstances affecting markets or the Fund.

SECTION 5.3 The consideration payable in connection with a purchase transaction shall be debited from the appropriate cash account of the Portfolio as of the time and date that monies would ordinarily be required to settle such transaction in the applicable market. The Custodian shall promptly recredit such amount at the time that the Portfolio or the Fund notifies the Custodian by Proper Instruction that such transaction has been canceled.

SECTION 5.4 With respect to the settlement of a sale of securities, a provisional credit of an amount equal to the net sale price for the transaction (the “Settlement Amount”) shall be made to the account of the Portfolio as if the Settlement Amount had been received as of the close of business on the date that monies would ordinarily be available in good funds in the applicable market. Such provisional credit will be conditioned upon (i) the Custodian having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable and (ii) the Custodian or its agents having possession of the asset(s) (which shall exclude assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead them to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

SECTION 5.5 The Custodian shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Custodian believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto will not be collectable or where the Custodian has not been provided Proper Instructions with respect thereto, as applicable, and the Portfolio shall be responsible for any reasonable costs or liabilities resulting from such reversal. Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Custodian and may be debited from any cash account held for benefit of the Portfolio.

SECTION 5.6 In the event that the Custodian is unable to debit an account of the Portfolio, and the Portfolio fails to pay any amount due to the Custodian at the time such amount becomes payable in accordance with this Agreement, (i) the Custodian may charge the Portfolio for reasonable costs and expenses associated with providing the provisional credit, including, without limitation, the reasonable cost of funds associated therewith, (ii) the amount of any accrued dividends, interest and other distributions with respect to assets associated with such transaction may be set off against the credited amount, (iii) the provisional credit and any such costs and expenses shall be considered an advance of cash for purposes of the Agreement and (iv) the Custodian shall have the right to setoff against any property and the discretion to sell, exchange, convey, transfer or otherwise dispose of any property at any time held for the account of the Portfolio to the full extent necessary for the Custodian to make itself whole.

SECTION 5A. SPECIAL SUB-CUSTODIANS

Upon receipt of Special Instructions (as such term is defined in Section 7 hereof), the Custodian shall, on behalf of one or more Portfolios, appoint one or more banks, trust companies or other entities designated in such Special Instructions to act as a sub-custodian for the purposes of effecting such transaction(s) as may be designated by the Fund in Special Instructions. Each such designated sub-custodian is referred to herein as a “Special Sub-Custodian.” Each such duly appointed Special Sub-Custodian shall be listed on Schedule D hereto, as it may be amended from time to time by the Fund, with the acknowledgment of the Custodian. In connection with the appointment of any Special Sub-Custodian, and in accordance with Special Instructions, the Custodian shall enter into a sub-custodian agreement with the Fund and the Special Sub-Custodian in form and substance approved by such Fund, provided that such agreement shall in all events comply with the provisions of the 1940 Act and the rules and regulations thereunder and the terms and provisions of this Agreement.

SECTION 6. PAYMENTS FOR SALES, REPURCHASES OR REDEMPTIONS OF SHARES

The Custodian shall receive from the distributor for the Shares or from the Transfer Agent and deposit into the account of the appropriate Portfolio such payments as are received for Shares thereof issued or sold from time to time by the Fund. The Custodian will provide timely notification to the Fund on behalf of each such Portfolio and the Transfer Agent of any receipt by it of payments for Shares of such Portfolio.

From such funds as may be available for the purpose, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders. In connection with the redemption or repurchase of Shares, the Custodian shall honor checks drawn on the Custodian by a holder of Shares, which checks have been furnished by the Fund to the holder of Shares, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between such Fund and the Custodian.

SECTION 7. PROPER INSTRUCTIONS AND SPECIAL INSTRUCTIONS

“Proper Instructions” (excluding “Free of Payment” delivery of Fund securities), which may also be “continuing instructions,” as such term is used throughout this Agreement, shall mean instructions received by the Custodian from the Fund or the Fund’s duly authorized investment manager or investment adviser, or a person or entity duly authorized by either of them. Such instructions may be in writing signed by two authorized persons or may be in a tested communication (e.g., a key pad or test key) or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the person(s) or entity giving such instruction, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian including, but not limited to, the security procedures selected by the Fund via the form of Funds Transfer Addendum attached hereto as Schedule E. Oral instructions (pursuant to procedures agreed to with Custodian in writing signed by the Fund’s Treasurer) will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to provide such instructions with respect to the transaction involved. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement which requires a segregated asset account in accordance with Section 2.10 hereof.

“Proper Instructions—Free of Payment Delivery of Fund Securities (“Free of Payment”),” which may also be “continuing instructions,” as such term is used throughout this Agreement, shall mean instructions received by the Custodian from the Fund or the Fund’s duly authorized investment manager or investment adviser, or a person or entity duly authorized by either of them. Such instructions must be in writing manually signed by two authorized persons whose authority for authorizing “free of payment” instructions is specifically set forth in a writing signed by the Treasurer and an Executive Vice President or higher of the Fund and by the Secretary or any Assistant Secretary as certified under the corporate seal.

“Special Instructions,” as such term is used throughout this Agreement, means Proper Instructions countersigned or confirmed in writing by the Treasurer or any Assistant Treasurer of the Fund or any other person designated in writing by the Treasurer of such Fund, which countersignature or confirmation shall be (a) included on the same instrument containing the Proper Instructions or on a separate instrument clearly relating thereto and (b) delivered by hand, by facsimile transmission, or in such other manner as the Fund and the Custodian agree in writing.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Fund shall deliver to the Custodian, duly certified by such Fund’s Treasurer or Assistant Treasurer, and by the Secretary or any Assistant Secretary as certified under the corporate seal (except for Free of Payment as specified above) a certificate setting forth: (i) the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund; and (ii) the names, titles and signatures of those persons authorized to give Special Instructions. Such certificate may be accepted and relied upon by the Custodian as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary.

SECTION 8. EVIDENCE OF AUTHORITY

The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of the Fund. The Custodian may receive and accept a copy of a resolution certified by the Secretary or an Assistant Secretary of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such resolution or (b) of any determination or of any action by the Board as described in such resolution, and such resolution may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

SECTION 9. ACTIONS PERMITTED WITHOUT EXPRESS AUTHORITY

The Custodian may in its discretion, without express authority from the Fund on behalf of each applicable Portfolio:

1)	make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement; provided that all such payments shall be properly and accurately accounted for to the Fund on behalf of the Portfolio;

2)	surrender securities in temporary form for securities in definitive form;

3)	endorse for collection, in the name of the Portfolio, checks, drafts and other negotiable instruments; and

4)	in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Portfolio, except as otherwise directed by the Board.

SECTION 10. DUTIES OF CUSTODIAN WITH RESPECT TO THE BOOKS OF ACCOUNT AND CALCULATION OF NET ASSET VALUE AND NET INCOME

The Custodian shall cooperate with and promptly supply necessary information to the entity or entities appointed by the Board to keep the books of account of each Portfolio and/or compute the net asset value per Share of the outstanding Shares. The Fund acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of shares of a fund held by it on behalf of a Portfolio and that the Custodian has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Custodian in performing its duties under this Agreement, including without limitation, the duties set forth in this Section 10 and in Section 11 hereof; provided, however, that the Custodian shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by the Custodian and to report promptly any discrepancies to the Underlying Transfer Agent.

SECTION 11. RECORDS

SECTION 11.1 The Custodian shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. The Custodian acknowledges that all such accounts and records are the sole and exclusive property of the Fund, shall at all times during the normal business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Fund and the Fund’s independent registered public accounting firm (“Auditor”), employees and agents of the SEC and any state securities authority, and will otherwise be delivered or made available to the Fund for inspection or reproduction within a reasonable period of time, in each case upon the demand of the Fund. The Custodian shall, at the Fund’s request (including, but not limited to requests in connection with the preparation of Forms N-CSR and N-Q), supply the Fund with a tabulation of securities owned by each Portfolio and held by the Custodian and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations. The Fund acknowledges that, in creating and maintaining the records as set forth herein with respect to Portfolio property released and delivered pursuant to Section 2.2(15), or purchased pursuant to Section 2.6(7) hereof, the Custodian is authorized and instructed to rely upon information provided to it by the Fund, the Fund’s counterparty(ies), or the agents of either of them.

SECTION 11.2 The Fund and the Custodian shall comply with the reasonable requests of the other party for information necessary to the requestor’s performance of its duties in connection with this Agreement, or compliance with applicable law, including, without limitation, requests by the Fund’s Auditor or review of books and records of the Fund in connection with this Agreement.

SECTION 11.3 In addition to the obligations of Section 11.1, upon request of the Fund (which shall include reasonable advance notice), Custodian shall grant reasonable access, during normal business hours, to the Fund’s duly authorized officers, employees, investment manager or adviser, agents and Auditor (with such officers, employees, agents and Auditor all being subject to compliance with Custodian’s confidentiality and security policies and procedures), to Custodian’s business facilities and personnel to the extent such facilities and personnel are used in connection with Custodian’s services to be provided hereunder, for the purposes of: (i) conducting a due diligence review of Custodian’s technology systems to be used in providing custodial services; (ii) performing an audit in accordance with the Fund’s own business continuity program(s); (iii) complying with regulatory requirements applicable to the Fund; and (iv) conducting an annual or other periodic compliance review or audit by the Fund’s Chief Compliance Officer(s) (“CCO”).

SECTION 11.4 Notwithstanding the foregoing provisions, Custodian reserves the right to impose reasonable limitations on the number, frequency, timing and scope of audits and inspections requested by the Fund or its Auditor so as to prevent or minimize any potential impairment or disruption of its operations, distraction of its personnel or breaches of security, policies, confidentiality or regulatory limitations or requirements.

SECTION 12. OPINION OF FUND’S INDEPENDENT ACCOUNTANT

The Custodian shall take all reasonable action, as the Fund with respect to a Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s Auditor with respect to its activities hereunder in connection with the preparation of the Fund’s Registration Statement on Form N-1A, Form N-2 or Form N-3, as applicable, Form N-CSR, Form N-SAR or other annual or periodic reports to the SEC and with respect to any other requirements thereof.

SECTION 13. REPORTS TO FUND BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Custodian shall provide the Fund, on behalf of each of the Portfolios, a SAS 70 Level II report by independent registered public accounting firms on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a U.S. Securities System or a Foreign Securities System (either, a “Securities System”), relating to the services provided by the Custodian under this Agreement. Such reports shall be of sufficient scope and in sufficient detail as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state. Such SAS 70 report shall be provided at least once a year, or at such greater frequency as such SAS 70 report is prepared. Custodian shall notify the Fund of any such change in frequency.

SECTION 14. COMPENSATION OF CUSTODIAN

In consideration for its services hereunder, the Custodian shall be paid the compensation set forth in a separate fee schedule, incorporated herein by reference, as may be amended by mutual consent of the parties from time to time.

SECTION 15. LIMITATION ON LIABILITY OF CUSTODIAN; STANDARD OF CARE

SECTION 15.1 STANDARD OF CARE. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement; provided, however, that the Custodian is not responsible or liable for, and the Fund will promptly indemnify and hold the Custodian harmless from and against, any and all direct costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liabilities that are incurred by the Custodian or for which the Custodian is held to be liable, arising out of or attributable to the Custodian’s entrance into this Agreement, as a result of the Custodian following any Proper Instructions, or as a result of any other action or inaction of the Custodian in the performance of its duties under this Agreement; and provided, further, that such indemnity and hold harmless obligation shall not apply to any costs, expenses, losses, damages, charges, reasonable counsel fees, payments or liabilities to the extent arising out of the Custodian’s negligence, bad faith or willful misconduct.

Custodian shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. So long as and to the extent that the Custodian exercises reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties, including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement.

Notwithstanding anything herein to the contrary (but subject to the provisions of the second paragraph of this Section 15.1 and the provisions of Section 15.2 below), and except with respect to Foreign Sub-Custodians in certain countries set forth on a separate written schedule (collectively, the “Non-Standard Countries”), incorporated herein by reference, as such schedule may be amended by mutual consent of the parties from time to time, Custodian shall be liable to the Fund for any loss which shall occur as the result of the failure of the Custodian or a Foreign Sub-Custodian to exercise reasonable care and diligence with respect to the safekeeping of the Fund’s assets to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such assets in New York; provided, however, that regardless of whether assets are maintained in the custody of a Foreign Sub-Custodian or a Foreign Securities System, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from or caused by nationalization, expropriation, currency restrictions, acts of war, revolution, riots or terrorism where the Foreign Sub-Custodian has otherwise acted with reasonable care; and provided, further, that Custodian shall not be responsible for the insolvency of a Foreign Sub-Custodian which is not an affiliate or subsidiary of Custodian unless such appointment was made negligently or in bad faith. As to the Foreign Sub-Custodians employed in the Non-Standard Countries listed on such separate written schedule from time to time, the Custodian shall have no more or less responsibility or liability to the Fund on account of any actions or omissions of any such Foreign Sub-Custodian so employed than such Foreign Sub-Custodian has to the Custodian; provided, however, that the contract or agreement under which State Street employs such Foreign Sub-Custodian satisfies the standard set forth in Section 3.2.3.(b) of this Agreement. If Custodian reasonably and in good faith determines that any country should be deleted from or added to such separate written schedule due to a change in circumstances, Custodian shall give the Fund written notice thereof, and such separate written schedule shall be deemed to be amended, without having to amend this Agreement, upon mutual consent of the parties and the Fund agrees that such consent shall not be unreasonably withheld or delayed. At the request of the Fund, provided that each such request is reasonable and made in good faith, Custodian agrees to reasonably and in good faith re-evaluate the prevailing circumstances in the countries then listed on such separate written schedule to determine whether any such country should be removed from such schedule.

SECTION 15.2 OTHER LIMITATIONS OF CUSTODIAN’S LIABILITY. Except as may arise from the Custodian’s own negligence, bad faith, or willful misconduct or the negligence, bad faith, or willful misconduct of a sub-custodian, nominee or agent, the Custodian shall be without liability to the Fund for any loss, liability, claim or expense resulting from or caused by: (i) events or circumstances beyond the reasonable control of the Custodian or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, labor strikes, natural disasters, or other similar events or acts or (ii) errors by any Fund or its duly authorized investment manager or investment adviser in their instructions to the Custodian provided such instructions have been in accordance with this Agreement; (iii) the insolvency of or acts or omissions by a Securities System; (iv) any act or omission of a Special Sub-Custodian including, without limitation, reliance on reports prepared by a Special Sub-Custodian; (v) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (vi) any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian, any Fund, the Custodian’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (vii) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (viii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.

If the Fund on behalf of a Portfolio requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the reasonable opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund or the Portfolio being liable for the payment of money or incurring liability of some other form, such Fund on behalf of the Portfolio, as a prerequisite to requiring the Custodian to take such action, shall provide reasonable indemnity to the Custodian in an amount and form mutually agreed to between Custodian and the Fund.

SECTION 15.3 LIEN ON ASSETS. If the Fund on behalf of a Portfolio requires the Custodian, its affiliates, subsidiaries or agents, to advance cash or securities for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement) or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own negligent action, negligent failure to act, bad faith, or willful misconduct, any property at any time held for the account of the applicable Portfolio shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of such Portfolio’s assets to the extent necessary to obtain reimbursement.

SECTION 15.4 INDEMNIFICATION OF THE FUND BY CUSTODIAN. Custodian shall promptly indemnify and hold the Fund harmless from and against any and all direct costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liabilities that are incurred by the Fund or for which the Fund is held to be liable, to the extent arising out of or attributable to the failure of Custodian to exercise the standard of care set forth in Section 15.1 above; provided, however, that such indemnity and hold harmless shall not apply to any costs, expenses, losses, damages, charges, reasonable counsel fees, payments or liabilities to the extent arising out of the Fund’s negligence, bad faith or willful misconduct.

SECTION 15.5 INDEMNIFICATION PROCEDURES. Promptly after receipt by the Fund or Custodian of notice of a matter that may be covered under the indemnification provisions of Section 15.1 or 15.4, as applicable (“Claim”), such party (“Claimant”) shall notify the other (“Indemnitor”); provided, however, that a delay by Claimant in notifying Indemnitor of a Claim shall not permit Indemnitor to avoid its indemnification obligations hereunder except to the extent Indemnitor is actually prejudiced by such delay. The Claimant shall provide the Indemnitor with such complete details and pleadings as are requested by the Indemnitor concerning the Claim and shall cooperate fully and in good faith with the Indemnitor in investigating and defending the Claim. The Indemnitor will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnifications provided in Section 15.1 or 15.4, as applicable. In the event the Indemnitor elects to assume the defense of any such suit and retain counsel, the Claimant and/or any of its affiliated persons named as defendant or defendants in the suit may retain additional counsel but shall bear the fees and expenses of such counsel unless the Indemnitor shall have specifically authorized the retaining of such counsel. The Claimant shall in no event confess any claim or settle or make any compromise in any case in which the Indemnitor may be required to indemnify the Claimant except with the Indemnitor’s prior written consent.

SECTION 15.6. LIMITATION OF DAMAGES. Notwithstanding any provision herein to the contrary, none of the parties hereto shall be liable for any indirect, consequential, incidental, exemplary, punitive or special damages, even if such party has been apprised of the likelihood of such damages occurring.

SECTION 16. EFFECTIVE PERIOD, TERMINATION AND AMENDMENT

SECTION 16.1 The initial term of this Agreement is for a period of one (1) year from the date hereof. Thereafter, either Fund or Custodian may terminate this Agreement by written notice to the other party that is received not less than 120 days prior to the date upon which such termination will take effect, in the case of termination by the Custodian, and not less than 60 days prior to the date upon which such termination will take effect, in the case of termination by the Fund. This Agreement may be amended at any time by mutual agreement of the parties hereto; provided, however, that neither party shall amend or terminate this Agreement in contravention of any applicable federal or state regulations, or, in the case of the Fund, any provision of such Fund’s Governing Documents; and further provided, that the Fund on behalf of one or more of the Portfolios may at any time by action of its Board (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

SECTION 16.2 Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

SECTION 16.3 Upon termination of the Agreement, the Custodian shall receive such compensation as may be due as of the date of such termination (unless it is subject to reasonable dispute) and shall likewise reimburse the Custodian for its reasonable costs, expenses and disbursements associated with its provision of services hereunder to the Fund or applicable Portfolios.

SECTION 17. SUCCESSOR CUSTODIAN

SECTION 17.1 If a successor custodian for one or more Portfolios shall be appointed by the Board, the Custodian shall, upon termination and receipt of Proper Instructions, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities of each applicable Portfolio then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of each such Portfolio held in a Securities System or at the Underlying Transfer Agent.

SECTION 17.2 If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of Proper Instructions, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such resolution.

SECTION 17.3 In the event that no Proper Instructions designating a successor custodian or alternative arrangements shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts or New York, New York, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian on behalf of each applicable Portfolio and all instruments held by the Custodian relative thereto and all other property held by it under this Agreement on behalf of each applicable Portfolio, and to transfer to an account of such successor custodian all of the securities of each such Portfolio held in any Securities System or at the Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of the Custodian under this Agreement.

SECTION 17.4 In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to provide Proper Instructions as aforesaid, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in full force and effect.

SECTION 18. GENERAL

SECTION 18.1 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

SECTION 18.2 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, all prior Agreements between the Fund on behalf of each of the Portfolios and the Custodian relating to the custody of such Fund’s assets.

SECTION 18.3 ASSIGNMENT. This Agreement may not be assigned by (a) the Fund without the written consent of the Custodian or (b) by the Custodian without the written consent of the Fund. The Custodian shall have the right to delegate and sub-contract for the performance of any or all of its duties hereunder, provided, however, that the Custodian shall remain responsible for the performance of such duties and all the terms and conditions hereof shall continue to apply as though the Custodian performed such duties itself. All terms and provisions hereof will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 18.4 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, the Custodian and the Fund (on behalf of each of the Portfolios), may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s Governing Documents. Any agreement as to interpretive or additional provisions shall be in a writing signed by all parties. Unless such writing specifically provides otherwise, no interpretive or additional provisions made as provided above shall be deemed to be an amendment of this Agreement.

SECTION 18.5 ADDITIONAL FUNDS. In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such management investment company shall become the Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 18.7 below.

SECTION 18.6 ADDITIONAL PORTFOLIOS. In the event that the Fund establishes one or more additional series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Custodian render services under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such series of Shares shall become a Portfolio. The Custodian agrees that it will provide services in support of new Portfolios provided that (a) the types of securities held by the new Portfolios and (b) the services to be provided by the Custodian for the new Portfolios are substantially the same as the types of securities and services relating to the then existing Portfolios hereunder.

SECTION 18.7 THE PARTIES; REPRESENTATIONS AND WARRANTIES.

SECTION 18.7.1 THE PARTIES. All references herein to the “Fund” are to each of the management investment companies listed on Appendix A hereto, and each management investment company made subject to this Agreement in accordance with Section 18.5 above, individually, as if this Agreement were between such individual Fund and the Custodian. In the case of a series corporation, trust or other entity, all references herein to the “Portfolio” are to the individual series or portfolio of such corporation, trust or other entity, or to such corporation, trust or other entity on behalf of the individual series or portfolio, as appropriate. Any reference in this Agreement to the “parties” shall mean the Custodian and such other individual Fund as to which the matter pertains.

SECTION 18.7.2 REPRESENTATIONS AND WARRANTIES OF THE FUND. The Fund hereby represents, warrants, covenants and acknowledges to Custodian as follows:

(i)	It is duly organized and is validly existing in good standing in its jurisdiction of organization.

(ii)	It has the requisite power and authority under applicable law and its Governing Documents to enter into, and perform its obligations under, this Agreement.

(iii)	All requisite proceedings and actions have been taken to authorize it to enter into and perform this Agreement.

(iv)	This Agreement constitutes the legal, valid and binding obligation of the Fund, enforceable in accordance with its terms.

(v)	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

(vi)	The person executing this Agreement on behalf of the Fund has the authority to execute this Agreement on behalf of the Fund.

SECTION 18.7.3 REPRESENTATIONS AND WARRANTIES OF THE CUSTODIAN. Custodian hereby represents, warrants, covenants and acknowledges to the Fund as follows:

(i)	It is duly organized and is validly existing in good standing in its jurisdiction of incorporation or organization.

(ii)	It has the requisite power and authority under applicable law and its Governing Documents to enter into, and perform its obligations under, this Agreement;

(iii)	All requisite proceedings and actions have been taken to authorize it to enter into and perform this Agreement;

(iv)	This Agreement constitutes the legal, valid and binding obligation of Custodian, enforceable in accordance with its terms.

(v)	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Custodian or any law or regulation applicable to it.

(vi)	The person executing this Agreement on behalf of Custodian represents that he or she has the authority to execute this Agreement on behalf of Custodian.

(vii)

The core standard operating policies and procedures of Custodian’s Investment Services Division, which policies and procedures Custodian believes are applicable to the Federal Securities Laws (as such term is defined in Rule 38a-1 of the 1940 Act (collectively, the “Federal Securities Laws”)) and which relate to the services to be provided by Custodian to the Fund under the terms of this Agreement (the “Policies and Procedures”), are reasonably designed to provide reasonable assurance that they will prevent, detect and correct violations by Custodian of applicable Federal Securities Laws which relate to the services to be provided by Custodian to the Fund under the terms of this Agreement. Custodian shall provide a summary of the Policies and Procedures referenced above to the Fund’s CCO, and upon request of the CCO, make updated versions of such summaries available to the CCO at least on an annual basis. Further, Custodian will promptly notify the CCO of any material change to the Policies and Procedures as soon as reasonably practicable after such change has been implemented, and provide a summary of each such change together with such notice;

(viii)	Custodian shall meet with the CCO on an annual basis to review and discuss the Policies and Procedures, as well as on a reasonable interim basis, as requested by the CCO. Custodian further shall provide to the CCO a certification with respect to items referenced in Sections 18.7.3(ix)(a)- (c) below and the Policies and Procedures on a quarterly basis to the CCO, and such other documentation as the CCO shall reasonably request from time to time (subject to Custodian’s applicable internal confidentiality and other policy restrictions); and

(ix)	Custodian shall notify the CCO in writing as promptly as reasonably practicable, including during any period of time between the quarterly certifications referred to in Section 18.7.3(viii) above, of any of the following material compliance matters (as defined in Rule 38a-1 under the 1940 Act) that has come to Custodian’s attention with respect to its activities pursuant to this Agreement and which relate to the services to be provided by Custodian to the Fund under the terms of this Agreement:

(a)	a violation of the Federal Securities Laws by Custodian or any of its officers, trustees, employees, sub-custodians or agents;

(b)	a violation of Custodian’s Policies and Procedures; or

(c)	a weakness in the design or implementation of Custodian’s Policies and Procedures.

(x)	The Custodian is a bank that is suitably qualified to serve as the custodian of the Fund pursuant to Section 17(f) of the 1940 Act and the rules and regulations thereunder.

SECTION 18.8 OTHER AGREEMENTS.

SECTION 18.8.1 MASTER REMOTE ACCESS SERVICES AGREEMENT. The Custodian and the Fund agree to be bound by the terms of the Master Remote Access Services Agreement of even date herewith by and between the Funds and Custodian (the “Remote Access Agreement”).

SECTION 18.8.2 MUTUAL CONFIDENTIALITY AGREEMENT. The Custodian and the Fund agree to be bound by the terms of the Mutual Confidentiality Agreement attached hereto as Schedule F.

SECTION 18.9 INSTRUCTIONS AND NOTICES. Each party hereto shall designate from time to time the person(s) and address(es) to which Proper Instructions, notices and other communications related to the daily operations must be sent. All other notices or other communications given hereunder (including, but not limited to, termination, breach, or default notices) may be delivered: (i) in person to the offices of the parties at the addresses of the parties set forth below during normal business hours: (ii) by prepaid, certified U.S. mail (in which case it shall be deemed to have been served at the expiration of five business days after posting) to the addresses of the parties set forth below; (iii) by telecopy to the numbers of the parties set forth below (in which case it shall be deemed to have been served on the business day after the receipt thereof; provided, however, that written confirmation of transmission from the transmitting equipment must be delivered to the receiving party promptly thereafter for notice to be effective); or (iv) by any other means mutually agreed upon in writing by the parties. Either the Fund or Custodian may change its delivery information from time to time by written notice given as aforesaid to the other.

To the Fund:

COLLEGE RETIREMENT EQUITIES FUND

Attention: Funds Treasurer

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

Telephone: 704-988-5244

Facsimile/Telecopy: 704-988-5247

With a copy to:

TIAA-CREF

General Counsel – Asset Management

730 Third Avenue

New York, New York 10017-3206

Telephone: 212-490-9000

Facsimile/Telecopy: 212-916-6980

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

Attention: Funds Treasurer

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

Telephone: 704-988-5244

Facsimile/Telecopy: 704-988-5247

With a copy to:

TIAA-CREF

General Counsel – Asset Management

730 Third Avenue

New York, New York 10017-3206

Telephone: 212-490-9000

Facsimile/Telecopy: 212-916-6980

TIAA-CREF LIFE FUNDS

Attention: Funds Treasurer

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

Telephone: 704-988-5244

Facsimile/Telecopy: 704-988-5247

With a copy to:

TIAA-CREF

General Counsel – Asset Management

730 Third Avenue

New York, New York 10017-3206

Telephone: 212-490-9000

Facsimile/Telecopy: 212-916-6980

TIAA-CREF SEPARATE ACCOUNT VA-1

Attention: Funds Treasurer

8500 Andrew Carnegie Boulevard

Charlotte, NC 28262

Telephone: 704-988-5244

Facsimile/Telecopy: 704-988-5247

With a copy to:

TIAA-CREF

General Counsel – Asset Management

730 Third Avenue

New York, New York 10017-3206

Telephone: 212-490-9000

Facsimile/Telecopy: 212-916-6980

To the Custodian:	STATE STREET BANK AND TRUST COMPANY 1776 Heritage Drive Quincy, MA 02171 Attention: James M. Keenan Telephone: 617-985-9422 Facsimile/Telecopy: 617-985-7575

SECTION 18.10 COUNTERPARTS. This Agreement may be executed in several counterparts (including facsimile counterparts), each of which shall be deemed to be an original, and all of such counterparts, when taken together, shall constitute one and the same original Agreement.

SECTION 18.11 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 18.12 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, provided that such reproduction is a true and accurate representation of the original. In addition, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence, provided that it is a true and accurate representation of the original.

SECTION 18.13 SHAREHOLDER COMMUNICATIONS ELECTION. SEC Rule 14b-2 under the Exchange Act requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, the Custodian needs the Fund to indicate whether it authorizes the Custodian to provide such Fund’s name, address, and share position to requesting companies whose securities the Fund owns. If the Fund tells the Custodian “no,” the Custodian will not provide this information to requesting companies. If the Fund tells the Custodian “yes” or does not check either “yes” or “no” below, the Custodian is required by the rule to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund. For the Fund’s protection, the Rule prohibits the requesting company from using the Fund’s name and address for any purpose other than corporate communications. Please indicate below whether the Fund consents or objects by checking one of the alternatives below.

YES	☐	The Custodian is authorized to release the Fund’s name, address, and share positions.

NO	☒	The Custodian is not authorized to release the Fund’s name, address, and share positions.

SECTION 18.14 BUSINESS CONTINUITY PLAN. Custodian shall maintain a comprehensive business continuity plan that is commercially reasonable and complies with applicable law, rules and regulations. Custodian will provide an executive summary of such plan upon reasonable request of the Fund. Custodian will test the adequacy of its business continuity plan at least annually. In the event of business disruption that materially impacts Custodian’s provision of service under this Agreement, Custodian will notify the Fund of the disruption and the steps being taken in response.

SECTION 18.15. NO LIABILITY OF SHAREHOLDERS AND TRUSTEES. This Agreement is executed by the Trustees of the Fund, not individually, but rather in their capacity as Trustees under the Declaration of Trust of the Fund, as amended. None of the shareholders, Trustees, officers, employees, or agents of the Fund shall be personally bound or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder but only to the property of the Fund and, if the obligation or claim relates to the property held by the Fund for the benefit of one or more but fewer than all Portfolios, then only to the property held for the benefit of the affected Portfolio or Portfolios.

SECTION 18.16 SURVIVAL. The indemnification and other provisions of Section 15 and 18.8.2 shall survive the expiration, termination or cancellation of this Agreement.

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[Signature page(s) follow]

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this Master Custodian Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first above-written.

SIGNATURE ATTESTED TO BY:		COLLEGE RETIREMENT EQUITIES FUND, on behalf of its respective Portfolios as listed on Schedule A, severally and not jointly

By:	/s/ Phillip G. Goff	By:	/s/ Georganne Proctor
Name:	Phillip G. Goff	Name:	Georganne Proctor
Title:	Treasurer	Title:	Executive Vice President and
Chief Financial Officer

SIGNATURE ATTESTED TO BY:		TIAA-CREF INSTITUTIONAL MUTUAL FUNDS, on behalf of its respective Portfolios as listed on Schedule A, severally and not jointly

By:	/s/ Georganne Proctor	By:	/s/ Phillip G. Goff
Name:	Georganne Proctor	Name:	Phillip G. Goff
Title:	Executive Vice President and	Title:	Treasurer
Chief Financial Officer

SIGNATURE ATTESTED TO BY:		TIAA-CREF LIFE FUNDS, on behalf of its respective Portfolios as listed on Schedule A, severally and not jointly

By:	/s/ Georganne Proctor	By:	/s/ Phillip G. Goff
Name:	Georganne Proctor	Name:	Phillip G. Goff
Title:	Executive Vice President and	Title:	Treasurer
Chief Financial Officer

SIGNATURE PAGE

(CONTINUED)

SIGNATURE ATTESTED TO BY:		TIAA SEPARATE ACCOUNT VA-1, on behalf of its respective Portfolio as listed on Schedule A, severally and not jointly

By:	/s/ Phillip G. Goff	By:	/s/ Georganne Proctor
Name:	Phillip G. Goff	Name:	Georganne Proctor
Title:	Treasurer	Title:	Executive Vice President and
Chief Financial Officer

SIGNATURE ATTESTED TO BY:		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Marvin Rau	By:	/s/ Joseph L. Hooley
Name:	Marvin Rau	Name:	Joseph L. Hooley
Title:	Vice President	Title:	Vice Chairman

Attachments:

Appendix A – List of Funds/Accounts

Schedule A – Foreign Security/Country Custody Schedule and List of Eligible Foreign Custodians

Schedule B – Eligible Securities Depositories

Schedule C – Market Information

Schedule D – Special Sub-Custodians

Schedule E – Funds Transfer Addendum

Schedule F – Mutual Confidentiality Agreement

APPENDIX A

TO

Master Custodian Agreement

The Funds

I. College Retirement Equities Fund

(a New York nonprofit membership corporation registered with the Securities and Exchange Commission as an open end management investment company on Form N-3)

II. TIAA–CREF Institutional Mutual Funds

(a Delaware statutory trust registered with the Securities and Exchange Commission as an open end management investment company on Form N-1A)

III.TIAA–CREF Life Funds

(a Delaware statutory trust registered with the Securities and Exchange Commission as an open end management investment company on Form N-1A)

IV. TIAA Separate Account VA-1

(a separate account of Teachers Insurance and Annuity Association of America registered with the Securities and Exchange Commission as an open end management investment company on Form N-3)

The Portfolios of the Funds

The Portfolios of each Fund are listed below:

I.	COLLEGE RETIREMENT EQUITIES FUND

Portfolios:

Stock Account

Global Equities Account

Growth Account

Equity Index Account

Bond Market Account

Inflation-Linked Bond Account

Social Choice Account

Money Market Account

APPENDIX A

(CONTINUED)

II.	TIAA–CREF INSTITUTIONAL MUTUAL FUNDS

Portfolios:

Growth Equity	Large-Cap Value Index	International Equity Index
Growth & Income	Equity Index	Social Choice Equity
International Equity	S&P 500 Index	Real Estate Securities
Large-Cap Growth	Mid-Cap Growth Index	Managed Allocation II
Large-Cap Value	Mid-Cap Value Index	Bond
Mid-Cap Growth	Mid-Cap Blend Index	Bond Plus II
Mid-Cap Value	Small-Cap Growth Index	Short-Term Bond II
Small-Cap Equity	Small-Cap Value Index	High-Yield II
Large-Cap Growth Index	Small-Cap Blend Index	Tax-Exempt Bond II
Inflation Linked Bond	Money Market	TIAA-CREF Lifecycle Funds
Enhanced International Equity Index Fund	Enhanced Large-Cap Growth Index Fund	Enhanced Large-Cap Value Index Fund

TIAA-CREF Lifecycle Funds

Lifecycle 2010 Fund

Lifecycle 2015 Fund

Lifecycle 2020 Fund

Lifecycle 2025 Fund

Lifecycle 2030 Fund

Lifecycle 2035 Fund

Lifecycle 2040 Fund

Lifecycle 2045 Fund

Lifecycle 2050 Fund

Lifecycle Retirement Income Fund

III.	TIAA–CREF LIFE FUNDS

Portfolios:

Growth Equity

Growth & Income

International Equity

Large-Cap Value

Small-Cap Equity

Stock Index

Social Choice Equity

Real Estate Securities

Bond

Money Market

APPENDIX A

(CONTINUED)

IV.	TIAA SEPARATE ACCOUNT VA-1

Portfolio:

Stock Index Account

SCHEDULE A

TO

Master Custodian Agreement

Foreign Security/Country Custody Schedule

and

Eligible Foreign Custodian Schedule

SCHEDULE B

TO

Master Custodian Agreement

Eligible Securities Depositories

SCHEDULE C

TO

Master Custodian Agreement

Market Information

SCHEDULE D

TO

Master Custodian Agreement

Special Sub-Custodians

[NONE]

SCHEDULE E

TO

Master Custodian Agreement

Funds Transfer Addendum

SCHEDULE F

TO

Master Custodian Agreement

Mutual Confidentiality Agreement